Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
The following is a summary description of the capital stock of Mannatech, Incorporated (the “Company,” “we,” “us” and “our”), which is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended and restated, copies of which are incorporated by reference in this exhibit, and by the provisions of applicable law.
Our authorized capital stock consists of 99,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Shares of our common stock, which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are quoted on the Nasdaq Global Market under the symbol “MTEX.” As of February 28, 2020, there were 2,389,206 shares of common stock outstanding, and we had no shares of preferred stock outstanding.
Common Stock
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Our board of directors is classified, consisting of three classes of directors serving staggered three-year terms. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends, when and if declared by our board of directors, out of assets legally available for such dividends. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
Our board of directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock, in one or more series. Our board has the authority to determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Some provisions of our articles of incorporation and our bylaws, each as amended and restated, contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.
Classified Board of Directors. Our bylaws provide for our board of directors to be divided into three classes serving staggered three-year terms. At each annual meeting of shareholders, the class of directors to be elected at such meeting is elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may affect our shareholders’ ability to effect a change of control of the Company even if a change of control is in our shareholders’ interests.
Shareholder Action and Special Meetings. As permitted by the Texas Business Organizations Code, or TBOC, our articles of incorporation provide that any action that normally would be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote so long as the required number of shareholders consent in writing. This provision could cause shareholders to approve proposals in a more expeditious manner, which at times could be detrimental to minority shareholders. Our bylaws also provide that special meetings of shareholders may only be called by the chairman of the board, the chief executive officer, the secretary upon the written request of any two directors, or the holders of at least ten percent of all the shares entitled to vote at the proposed special meeting.
Advanced Notice. The Company’s bylaws establish advance notice procedures with regard to shareholder nomination of persons for election to the board or other business to be brought before meetings and special meetings of shareholders of the Company. The procedures to bring business before a shareholder meeting provide that notice of such shareholder proposals must be timely given in writing to the secretary of the Company prior to the meeting at which the action is to be taken. The notice must contain certain information specified in the bylaws. To be timely in connection with an annual meeting, the notice must be received between 90 and 120 days prior to the date on which the immediately preceding year’s annual meeting of shareholders was held. If the date of the annual meeting is 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than 120 days before the meeting and no later than the later of (i) 90 days before the meeting or (ii) the 10th day following the day on which the public announcement of the date of the annual meeting is first made by the Company. The shareholder providing notice must update and supplement such notice so that the information provided or required is true and correct as of the record date and the date that is 10 business days prior to the meeting or any adjournment or postponement thereof according to procedures specified in the bylaws. The notice requirement may be satisfied in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act of 1934, and has been included in a proxy statement prepared by the Company.
In the case of a special meeting called for the purpose of electing directors, the notice must be received no earlier than 120 days before the meeting and no later than the later of (i) 90 days before the meeting or (ii) the 10th day following the day on which the public announcement of the date of the special meeting is first made by the Company. If the number of directors to be elected at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Company naming all of the nominees for the additional directors to be elected or justifying the size of the increased board of directors before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of shareholders, a shareholder’s notice shall also be timely, but only with respect to nominees for the additional directorships created by such an increase, if received no later than the 10th day following such announcement. In addition to complying with the procedures set forth in the bylaws, a shareholder who wishes to include such business in a proxy statement prepared by the Company must also comply with Rule 14a-8 under the Exchange Act, as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect.
Removal of Directors. Directors can only be removed for cause and by the affirmative vote of holders of issued and outstanding shares of a majority of the vote entitled to be cast for the election of such director at a meeting of shareholders.
“Blank Check” Preferred Stock. Our articles of incorporation authorize our board of directors to issue up to 1,000,000 shares of preferred stock, in one or more series, without further action by the shareholders. The issuance of preferred stock by the board of directors could increase the number of outstanding shares and thwart a takeover attempt.
Amendment of Bylaws. No provisions of the bylaws which has been adopted by the shareholders may be amended, modified or repealed except by the vote of a majority of shareholders. No Bylaw provision which conficts with or is contrary to a bylaw adopted by the shareholders may be adopted, except by the vote of a majority of the shareholders.
Anti-Takeover Statute. We are subject to Subchapter M of Chapter 21 of the TBOC which regulates corporate acquisitions. In general, Section 21.606 of the TBOC prohibits a publicly held Texas corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that the shareholder became an affiliated shareholder unless (i) prior to that date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder, or (ii) not less than six months after that date, the business combination is approved at a meeting of shareholders duly called for that purpose, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the affiliated shareholder. In general, Section 21.604 defines “business combination” to include (i) any merger, share exchange or conversion involving the corporation and the affiliated shareholder, (ii) any sale, transfer, pledge or other disposition involving the affiliated shareholder of 10% or more of the assets of the corporation, (iii) subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the affiliated shareholder, (iv) the adoption of a plan or proposal for our liquidation or dissolution proposed by or through agreement with the affiliated shareholder, (v) any reclassification of securities, recapitalization of the corporation or certain mergers, and (vi) the receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 21.602 defines an “affiliated shareholder” as any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation, including any entity or person affiliated with or controlling or controlled by the entity or person.